Exhibit 10.44

MetLife, Inc. _____________________________ Board of Directors

February 9, 2015

2015 Annual Variable Incentive Plan (AVIP) – Goals and Method for Determining Amount Available for 2015 AVIP Awards and Section 162(m) Goals

Resolved:

(1)
That the Annual Variable Incentive Plan (“AVIP”) awards for 2015 performance shall constitute Cash-Based Awards under the MetLife, Inc. 2015 Stock and Incentive Compensation Plan (the “Stock and Incentive Plan”);

(2)
That the measures to be used to determine performance results of MetLife, Inc. (the “Company”) for establishing the amount to be available for payment of awards under AVIP for 2015 performance (the “2015 Available Amount”) are approved in all respects substantially in the form described in the materials presented to the Committee and filed with the records of the meeting, subject to Committee discretion to increase or decrease and otherwise determine the 2015 Available Amount and subject, with respect to the eligibility of the Chief Executive Officer of the Company and each other member of the Company’s Executive Group for an AVIP award for 2015, to the Company meeting the Section 162(m) Goals as described elsewhere in these resolutions;

(3)	That the 2015 Section 162(m) Goals shall be the following:

(a)
Positive Company income from continuing operations before provision for income tax, excluding net investment gains (losses) (determined in accordance with Section 3(a) of Article 7.04 of SEC Regulation S-X), which includes total net investment gains (losses) and net derivatives gains (losses), measured for 2015.

(b)
Positive Company Total Shareholder Return for the Performance Period. “Total Shareholder Return” means the change (plus or minus) from the Initial Closing Price to the Final Closing Price, plus dividends (if any) actually paid on shares of MetLife, Inc. common stock on a reinvested basis during the Performance Period. “Initial Closing Price” means the average Closing Price for the twenty (20) trading days prior to the first day of the Performance Period. “Final Closing Price” means, in the case of the

Company the average Closing Price for the twenty (20) trading days prior to and including the final day of the Performance Period. “Closing Price” means the closing price of a Share as reported in the principal consolidated transaction reporting system for the New York Stock Exchange (or on such other recognized quotation system on which the trading prices of the Shares are quoted at the relevant time), or in the event that there are no Share transactions reported on such tape or other system on the applicable date, the closing price on the immediately preceding date on which Share transactions were reported. “Shares” means shares of MetLife, Inc. common stock. The “Performance Period” refers to 2015.

(4)
That the Chief Executive Officer of the Company (“CEO”) and each other member of the Company’s Executive Group shall be eligible for an AVIP award for 2015 of $10 million (or the maximum aggregate amount that may be awarded or credited with respect to cash-based awards to a participant in a single year under the Stock and Incentive Compensation Plan, if lower) if any one or more of the 2015 Section 162(m) Goals is met; provided, however, that the Committee shall retain the ability, in its discretion, to reduce the amount of the award payable (including reducing the amount payable to zero) based on such factors or considerations that the Committee shall deem appropriate, including but not limited to the amounts that would have been payable to the CEO or other member of the Company’s Executive Group, respectively, under the methodology applicable to other employees under AVIP;

(5)	That if the Company does not meet any of the 2015 Section 162(m) Goals, neither the CEO nor any of the other members of the Company’s Executive Group shall be eligible for any AVIP award for 2015 and

(6)
That the officers of the Company (the “Officers”) be and hereby are authorized, in the name and on behalf of the Company, to (a) take or cause to be taken any and all such further actions and to prepare, execute and deliver or cause to be prepared, executed and delivered, and where necessary or appropriate, file or cause to be filed with the appropriate governmental authorities, all such other instruments and documents, including but not limited to all certificates, contracts, bonds, agreements, documents, instruments, receipts or other papers, (b) incur and pay or cause to be paid all fees and expenses and (c) engage such persons, in each case as such Officer shall in that Officer’s judgment determine to be necessary or appropriate to carry out fully the intent and purposes of the foregoing resolutions and each of the transactions contemplated thereby.